Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

METROPOLIS TECHNOLOGIES, INC.,

SCHWINGER MERGER SUB INC.

and

SP PLUS CORPORATION

Dated as of October 4, 2023

TABLE OF CONTENTS

Article I

THE MERGER

i

Article VI

CONDITIONS TO THE MERGER

Section 6.1	Conditions to the Obligations of Each Party	60
Section 6.2	Conditions to Obligations of Parent and Merger Sub	60
Section 6.3	Conditions to Obligation of the Company	61
Section 6.4	Frustration of Closing Conditions	62

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1	Termination	62
Section 7.2	Effect of Termination	64
Section 7.3	Termination Fee	65
Section 7.4	Amendment	68
Section 7.5	Extension; Waiver	68
Section 7.6	Expenses; Transfer Taxes	68

Article VIII

GENERAL PROVISIONS

Section 8.1	Non-Survival of Representations, Warranties and Agreements	69
Section 8.2	Notices	69
Section 8.3	Interpretation; Certain Definitions	70
Section 8.4	Severability	71
Section 8.5	Assignment	71
Section 8.6	Entire Agreement	72
Section 8.7	No Third-Party Beneficiaries	72
Section 8.8	Governing Law	72
Section 8.9	Specific Performance	73
Section 8.10	Consent to Jurisdiction	74
Section 8.11	Counterparts	75
Section 8.12	WAIVER OF JURY TRIAL	75
Section 8.13	Financing Sources	75

Appendices
Appendix A (Definitions)

Schedules
Schedule 5.3 (Divestiture Actions)

Index of Defined Terms

Action	A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	46, A-1
Alternative Acquisition Proposal	A-1
Alternative Financing	55, A-1
Anti-Corruption Laws	14, A-1
Anti-Money Laundering Laws	14, A-1
Antitrust Laws	A-1
Assets	41
Blue Sky Laws	A-1
Book-Entry Evidence	3, A-1
Business Day	A-1
Cap	68, A-2
Capitalization Date	9, A-2
CARES Act	A-2
CBA	20, A-2
Certificate of Merger	2, A-2
Certificates	3, A-2
Change of Recommendation	45, A-2
Clean Team Agreement	A-2
Client Facility Property	A-2
Closing	2, A-2
Closing Date	2, A-2
Code	A-2
Company	1, A-2
Company 401(k) Plan	53, A-2
Company Asset	41
Company Aviation Agreement	A-2
Company Benefit Plan	A-2
Company Bylaws	9, A-3
Company Charter	9, A-3
Company Common Stock	3, A-3
Company Debt	59, A-3
Company Disclosure Letter	A-3
Company Employee	36, A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company Facility Contract	A-3
Company Material Adverse Effect	A-3
Company Material Contract	24, A-4
Company Owned IP	21, A-4
Company Permits	13, A-4
Company PSU	A-4

Company PSU Consideration	7, A-4
Company Recommendation	A-4
Company Related Parties	66, A-4
Company RSU	A-4
Company RSU Consideration	7, A-4
Company SEC Documents	15, A-4
Company Securities	10, A-4
Company Stockholder Advisory Vote	11, A-5
Company Surety Bonds	A-5
Confidentiality Agreement	A-5
Consent	12, A-5
Contingency Plan	A-5
Contingency Plan Days	A-5
Contingency Plan Trigger	A-5
Contingency Plan Trigger Date	A-5
Continuation Period	50, A-5
Continuing Employees	50, A-5
Contract	A-5
COVID Measures	A-5
COVID-19	A-5
D&O Indemnified Parties	47, A-6
Data Protection Laws	22, A-6
Debt Commitment Letter	31, A-6
Debt Financing	32, A-6
Debt Financing Sources	A-6
Debt Financing Sources Related Parties	A-6
Debt Payoff Amount	59, A-6
DGCL	1, A-6
Dissenting Shares	8, A-6
Divestiture Action	41, A-6
DOJ	40
Effective Time	2, A-6
Enforcement Expenses	68, A-6
Environmental Laws	A-6
Equity Commitment Letter	32, A-7
Equity Financing	32, A-7
Equity Financing Sources	32, A-7
ERISA	A-7
ERISA Affiliates	A-7
Exchange Act	A-7
Exchange Fund	4, A-7
Excluded Share	3
Excluded Shares	3, A-7
Existing Credit Agreement	A-7
Existing D&O Insurance Policies	48, A-7
Expenses	A-7

v

Export Control Laws	14, A-7
Extended Termination Date	A-7
FCPA	13, A-7
Fee Letters	31, A-7
Financing	32, A-7
Financing Commitments	32, A-8
Financing Sources	32, A-8
FTC	40
Funding Obligations	33, A-8
Funds	33, A-8
GAAP	A-8
Governmental Authority	A-8
Grant Date	11, A-8
Guarantees	1, A-8
Guarantors	A-8
Hazardous Materials	A-8
HSR Act	A-8
Intellectual Property	A-8
Intentional Breach	A-9
Internet Domain Names	A-8
Intervening Event	A-9
IRS	A-9
IT Systems	A-9
Knowledge	A-9
Law	A-9
Lien	A-9
Material Leased Real Property	26, A-9
Material Real Property Lease	26, A-9
Material Real Property Leases	26
Maximum Amount	48, A-9
Merger	1, A-9
Merger Consideration	3, A-9
Merger Sub	1, A-10
Morgan Stanley	27, A-10
Multiemployer Plan	A-10
NASDAQ	12, A-10
New Debt Commitment Letter	55, A-10
New Plans	51, A-10
Old Plans	51, A-10
Order	A-10
Owned Real Property	25, A-10
Parent	1, A-10
Parent 401(k) Plan	53, A-10
Parent Disclosure Letter	A-10
Parent Expenses	A-10
Parent Material Adverse Effect	61, A-10

Parent Organizational Documents	A-10
Parent Related Parties	67, A-10
Patent Rights	A-8
Paying Agent	4, A-10
Paying Agent Agreement	4, A-10
Payoff Letter	59, A-11
Permitted Liens	A-11
Person	A-11
Personal Information	22, A-11
Preferred Stock	10, A-11
Proprietary Software	A-11
Proxy Statement	16, A-11
Qualifying Transaction	65, A-12
Real Property Lease	38, A-12
Registered Intellectual Property	A-12
Reimbursement Obligations	58, A-12
Release	A-12
Representatives	A-12
Required Information	A-12
Requisite Stockholder Approval	27, A-12
Reverse Termination Fee	66, A-12
Rights Under Copyright	A-8
Sanctions Laws	14, A-12
SEC	A-12
Secretary	2, A-12
Securities Act	A-12
Significant Subsidiary	A-12
Software	A-12
Solvent	34, A-12
Stockholders’ Meeting	40, A-13
Subsidiary	A-13
Superior Proposal	A-13
Surviving Corporation	2, A-13
Tail Coverage	48, A-13
Tax	A-13
Tax Returns	A-13
Taxes	A-13
Termination Date	62, A-13
Termination Fee	65, A-13
Third Party	A-13
Trademark Rights	A-8
Treasury Regulations	A-14
VDR	A-14

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2023 (this “Agreement”), is made by and among Metropolis Technologies, Inc., a Delaware corporation (“Parent”), Schwinger Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and SP Plus Corporation, a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

RECITALS

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Merger Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Merger Sub and their respective stockholders, and (c) recommended the approval of this Agreement by Parent, as Merger Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed certain obligations of Parent and Merger Sub; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “SP Plus Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.2 The Closing. Subject to the provisions of Article VI (Conditions to the Merger), the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Chicago time) on a date to be specified by the Company and Parent, but no later than the second (2nd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VI (Conditions to the Merger) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606-1720, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 1.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Merger Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 5.6 (Directors’ and Officers’ Indemnification and Insurance), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be SP Plus Corporation and (ii) the indemnity provisions shall be the same as those under SP Plus Corporation’s certificate of incorporation and bylaws, respectively, in each case as in effect immediately prior to the Effective Time.

Section 1.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 2.1), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any securities of the Company or Merger Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Merger Sub or any of their wholly owned Subsidiaries (each, an “Excluded Share” and collectively, the “Excluded Shares”) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) (Expiration or Cancellation of Company Securities) and any Dissenting Shares) shall be converted into the right to receive $54 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 2.2 (Payment for Securities; Exchange of Certificates), the Merger Consideration without interest thereon.

(c) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid, non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, subdivision, stock split (including a reverse stock split) or similar event, consolidation or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Immediately prior to or concurrently with the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b) (Conversion of Company Securities), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1(b) (Conversion of Company Securities). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 (Effect on Securities), except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger

Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify).

(ii) Book-Entry Evidence: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b) (Conversion of Company Securities).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Evidence immediately prior to such date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority, shall, to the extent permissible by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses (or any diminishment of the Exchange Fund for any other reason), Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses, and (ii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

(g) Withholding. Notwithstanding anything herein to the contrary, the Company, the Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. At or prior to the Effective Time, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent and on the basis of which Parent shall not be required to withhold Tax under Section 1445 of the Code, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations Section 1.897-2(h); provided, however, that the sole remedy of Parent for the Company’s failure to provide such executed certificate shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with this Section 2.2(g).

(h) Stock Transfer Book. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the

Effective Time, the holders of Certificates or Book-Entry Evidence shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Evidence presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration as provided in this Article II with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.3 Company Equity Awards.

(a) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(b) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU attributable to the percentage of the Company PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”). Except for any Company PSUs granted in accordance with Section 5.1(e)(ix) of the Company Disclosure Letter (which shall be treated as contemplated in Section 5.1(e)(ix) of the Company Disclosure Letter), each Company PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), subject to the Company obtaining the written consent of the holder of such Company PSU within thirty (30) days of the date of this Agreement, (y) in respect of which the performance period has not expired as of the Effective Time, and for which the written consent of the holder of such Company PSU has not been obtained in accordance with the preceding clause (x), shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of (i) target level of performance and (ii) actual level of performance through the most recently completed fiscal quarter that ends at least fifteen (15) Business Days prior to the Effective Time (determined by pro-rating the performance metrics to reflect the shortened performance period), and (z) in respect of which the performance period has expired as of the Effective Time, shall vest immediately prior to the Effective Time based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the board of directors of the Company or a committee thereof, following the Company’s delivery to Parent of substantiation of the Company’s actual performance and such determination no later than five (5) Business Days prior to the Effective Time, and each Company PSU that does not vest in accordance with the foregoing shall be cancelled and terminated without consideration immediately prior to the Effective Time.

(c) Delivery of Company Equity Award Consideration; Withholding. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, on the first regularly scheduled payroll date of the Surviving Corporation that is no less than five (5) Business Days following the Effective Time.

(d) Corporate Actions. Immediately prior to the Effective Time, the board of directors of the Company or a committee thereof, as applicable, shall adopt resolutions and take any actions necessary or appropriate to effectuate the provisions of this Section 2.3.

Section 2.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5 Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, written withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (b) the opportunity and right to participate in all material negotiations and proceedings with Third Parties with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.6 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 2.1(b) (Conversion of Company Securities) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article II, and, if applicable, any unclaimed dividends upon the surrender of Certificates or Book-Entry Evidence, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (subject to Section 8.3(b)) or in the Company SEC Documents filed or furnished by the Company on or after January 1, 2020 and prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents (other than any factual historical information contained therein) and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect as of the date hereof, with all amendments thereto to the date of this Agreement, are included in the Company SEC Documents.

(b) Section 3.1(b) of the Company Disclosure Letter correctly and completely sets forth each Subsidiary of the Company, its name, jurisdiction of incorporation or organization, and the Company’s respective (direct or indirect) ownership in each case, as of the date of this Agreement. Copies of the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date of this Agreement, have been made available to Parent or its representatives, and such copies are correct and complete as of the date of this Agreement.

Section 3.2 Capitalization.

(a) As of September 30, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, 19,649,611 of which were issued and outstanding, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 10 shares were designated as 18% Senior Redeemable Series D Preferred Stock, none of which were issued and outstanding and (iii) 1,066,005 shares of Company Common Stock subject to Company Equity Awards (for this purpose, with Company PSUs measured assuming achievement of performance metrics at the maximum levels) (the securities referred to in clauses (i) through (iii), including for clarity, Company Common Stock, Preferred Stock, Company RSUs and Company PSUs, the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, any Company Securities. As of the date hereof, no dividends have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend to any current or former holder of any Company Securities.

(b) The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws in all material respects. As of the date hereof, other than as set forth above in Section 3.2(a), with respect to the Company and each wholly-owned Subsidiary of the Company, there are no existing and outstanding (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of such Subsidiaries is a party obligating the Company or such Subsidiaries to issue, transfer or sell to any Third Party any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (C) voting trusts or similar agreements to which the Company or any of such Subsidiaries is a party with respect to the voting of the capital stock of the Company or such Subsidiary.

(c)  (i) All of the issued and outstanding shares of capital stock, or membership interests or other ownership interests of each Significant Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable (to the extent applicable) and are owned of record and beneficially by the Company, directly or indirectly; and (ii) the Company or a Subsidiary of the Company has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, as applicable, each Significant Subsidiary of the Company, free and clear of any material Liens, other than Permitted Liens or any restrictions imposed by applicable securities Laws.

(d) The Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth a correct and complete list of each holder of a Company Equity Award as of the Capitalization Date, which schedule shows for each Company Equity Award, as applicable, the date such Company Equity

Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (and for Company PSUs the number of shares of Company Common Stock assume both target and maximum attainment of the applicable performance criteria), the applicable vesting schedule (and the terms of any acceleration rights thereof), for each holder who is not a current employee of the Company or any of its Subsidiaries whether such Person has ever been an employee of the Company or any of its Subsidiaries, and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Equity Award, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each such grant was duly authorized no later than the date on which the issuance of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Company Equity Plan, and (iii) no material modifications have been made to any Company Equity Award following the Grant Date. All Company Equity Awards are evidenced by award agreements in the forms materially consistent with forms previously made available to Parent. There are no commitments in any offer letter, Contract, Company Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive restricted stock units, phantom units or other equity that are not set forth on Section 3.2(e) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth (i) the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries (other than intercompany indebtedness) as of August 31, 2023 or any guarantees of any thereof and (ii) each surety bond and performance bond by which the Company or its Subsidiaries are bound and the principal amount thereof as of August 31, 2023.

Section 3.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation, and (iv) directed that this Agreement be submitted for consideration by the holders of shares of Company Common Stock at a special meeting of the stockholders of the Company (provided that any change, modification or rescission of such recommendation or direction by the board of directors of the Company in accordance with Section 5.5 (Non-Solicitation) shall not be a breach of the representations in clause (iii) or clause (iv)).

Section 3.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (other than any Divestiture Actions) will (i) violate any provision of the Company Charter or Company Bylaws or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of the Company or any of its Subsidiaries, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract or any Company Permit, other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (other than any Divestiture Actions), other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any, (v) filings with The NASDAQ Stock Market (“NASDAQ”), (vi) such Consents of any Governmental Authority as may be required under any Company Facility Contract or Company Aviation Agreement to which such Governmental Authority is a party, (vii) such other items required solely by reason of the participation of Parent or Merger Sub in the transactions contemplated hereby, (viii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 3.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, registrations, licenses, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. The Company Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company Permit was granted, except for such insufficiency or inadequacy or such violations that would not have a Company Material Adverse Effect. No petition, action, investigation, notice of violation, notice of forfeiture, complaint or proceeding seeking to revoke, cancel, suspend or withdraw any of the material Company Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Authority except as would not have a Company Material Adverse Effect. Since January 1, 2021, no written notices from a Governmental Authority have been received by, and no claims by a Governmental Authority have been filed against, the Company or its Subsidiaries alleging a failure of the Company or any of its Subsidiaries to hold or be in compliance with any Company Permit, except for such failures that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.5(a) is made with respect to real property matters, which are addressed exclusively in Section 3.17.

(b) None of the Company or any of its Subsidiaries is, nor since January 1, 2021 has been, in default or violation of any Law applicable to the Company or any of its Subsidiaries and has otherwise conducted its respective businesses in accordance with all applicable Laws, except for any such default, violation or non-compliance that would not have a Company Material Adverse Effect. Since January 1, 2021, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any such Law or Order, and none of the Company or its Subsidiaries is in default with respect to any Order applicable to any of its assets, properties or operations, except for any of the foregoing that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.5(b) is made with respect to real property matters, which are addressed exclusively in Section 3.17.

(c) Except as would not have a Company Material Adverse Effect, since January 1, 2021, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their respective directors, officers, or employees, or agents has: (i) violated, been charged with or convicted of violating, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of, any provision of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other similar applicable Laws relating to bribery or corruption

(the “Anti-Corruption Laws”); (ii) directly or indirectly, offered, paid, promised, or authorized, any money, gift, or other thing of value, (A) unlawfully, to any foreign official (as such term is defined in the FCPA), or to any Person while knowing that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA), or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal, in each of clauses (A) and (B), in material violation of applicable Anti-Corruption Laws. The Company has in place internal controls reasonably designed to prevent violations of applicable Anti-Corruption Laws.

(d) Except as would not have a Company Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable U.S. Laws and Consents issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations (EAR), (15 CFR 768-799); the U.S. Arms Export Control Act (22 USC 2751-2779), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130); the Regulations of the Bureau of Alcohol, Tobacco, and Firearms (ATF) (27 CFR 447-555); the Homeland Security Act of 2002 and the U.S. Customs Regulations (19 CFR 1-199) (collectively, “Export Control Laws”). Except as would not have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any Subsidiary of the Company (i) has been found in violation of, charged with, or convicted of, any Export Control Laws, (ii) is, to the Knowledge of the Company, under investigation by any Governmental Authority for possible violation of any Export Control Law, (iii) has been assessed civil penalties under any Export Control Laws or (iv) has filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Export Control Laws.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company, nor any director, officer, nor, to the Knowledge of the Company, any employee or agent acting on behalf of the Company or its Subsidiaries, in their capacity as such, is a Person that is the subject or target of sanctions under any U.S. Laws and regulations relating to economic or trade sanctions, including the Laws administered or enforced by the Office of Foreign Assets Control and the U.S. Department of State (collectively “Sanctions Laws”).

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company (i) has, since January 1, 2021, been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States Law governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions Laws, (ii) is under any pending investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions Laws, or (iii) has, since January 1, 2021, filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions Laws. Neither the Company, nor any Subsidiary of the Company, directly or, to the Knowledge of the Company, indirectly, (i) has any investment in, or engage in any dealing or transaction with, any person in material violation of any applicable Sanctions Laws or (ii) engages in any activity that could reasonably be expected to cause the Parent to become a target of Sanctions Laws.

(g) Neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates, or develops any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; or (iii) maintains or collects sensitive personal data, or has a demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, neither the Company nor any of its Subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 3.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2021, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such documents, as amended or supplemented, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto), complied, as of the date of filing of the applicable Company SEC Document, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated

Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto).

Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, when taken together with the other information contained in the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Merger Sub (or any of their Affiliates) for inclusion therein.

Section 3.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.9 Absence of Certain Changes or Events. From December 31, 2022 to the date of this Agreement, except with respect to (a) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (b) any COVID Measures, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and the Company has not taken any action that if taken after the date of this Agreement would constitute a violation of Sections 5.1(d), 5.1(f), 5.1(j), 5.1(k), 5.1(l), 5.1(q) and 5.1(r). Since December 31, 2022, there has not been any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) included in the Company SEC Documents or referred to in the notes thereto, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2022, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement or (d) for liabilities or obligations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. There are no off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.11 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a correct and complete copy of each such material Company Benefit Plan and all material amendments and supplements thereto (or where no such copies are available, a written description of such Company Benefit Plan) and a correct and complete copy of the following items with respect to each such material Company Benefit Plan (in each case, only if applicable): (i) each trust document, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and, for the avoidance of doubt, all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter, (v) the most recent prepared actuarial report, and (vi) the most recent results of all required compliance testing.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans (including any related trusts) has been established, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan or the assets or, to the Knowledge of the Company, fiduciaries of any Company Benefit Plan before any court or arbitrator or any Governmental Authority, and no Company Benefit

Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority, (iii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all current or prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan, applicable Law or GAAP, (iv) all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant have been timely filed or distributed, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to the Company Benefit Plans, and (vi) since January 1, 2021, all contributions that the Company or any of its Subsidiaries has been required by Law or the terms of an applicable collective bargaining agreement to make to any Multiemployer Plan have been timely made.

(c)  (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and its related trust is and, except as would not have a Company Material Adverse Effect, has at all times since its adoption been so qualified and has received a favorable determination letter or opinion letter from the IRS with respect to its tax-qualified status under the Code and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the tax qualification of such Company Benefit Plan or cause the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), and no Company Benefit Plan is (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, from a Multiemployer Plan, for which any liability resulting therefrom has not been satisfied in full. Section 3.12(e) of the Company Disclosure Letter contains a correct and complete list of each Multiemployer Plan participated in or contributed to by the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates in the six (6) years preceding the date hereof. With respect to any Multiemployer Plan which the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates currently participates in or contributes to, the Company has made available to Parent the latest estimate of the withdrawal liability, if any, received from the applicable Multiemployer Plan within the past three (3) years. With respect to each Multiemployer Plan, to the Knowledge of the Company, none of the Company or any Subsidiary of the Company or their respective ERISA Affiliates, has received any notification from a Multiemployer Plan that any such Multiemployer Plan (i) is in critical or endangered status, has been terminated or is insolvent, or (ii) is reasonably expected to be in critical or endangered status, insolvent or to be terminated within the next three (3) years.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (other than any Divestiture Action) (either alone or in combination with another event) would reasonably be expected to (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) materially increase any benefit or compensation payable or required to be provided to any current or former director, employee, individual consultant or individual independent contractor of the Company or any of its Subsidiaries, or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any director, employee, individual consultant or individual independent contractor of the Company or any of its Subsidiaries or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(g) None of the execution and delivery of or the performance under this Agreement, any approval of this Agreement or the consummation of the transactions contemplated by this Agreement would, either individually or in combination with another event, result in the payment of any amount to any “disqualified individual” (as defined in Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Section 3.12(h) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or similar state Law).

(i) Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(j) No Company Benefit Plan provides any Company Employee with the right to a gross up for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(k) Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) that are intended to qualify for special Tax treatment, meet all material requirements for such treatment and (iii) that are intended to be funded and/or book reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(l) Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 that has not been satisfied in full.

Section 3.13 Labor Matters.

(a) Except for the collective bargaining agreements set forth on Section 3.13(a) of the Company Disclosure Letter (each, a “CBA”), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar, material agreement with any labor union or works council, other than industry-wide agreements outside of the United States, and, to the Knowledge of the Company, there are no material activities or proceedings of any labor union, works council or similar organization to organize any Company Employees. There are no material labor related strikes, walkouts, slowdowns, disputes, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2021, neither the Company nor any of its Subsidiaries has experienced any such material labor related strike, walkout, slowdown, disputes, work stoppage or lockout. To the Knowledge of the Company, there is no pending organizing campaign or written demand for recognition or certification by any labor union or works council, in each case, with respect to any Company Employees. Additionally, (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any Company Employee, and (ii) except as would not have a Company Material Adverse Effect, there are no, and since January 1, 2021 there have been no, Actions with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries that is a party to any CBA, has, since January 1, 2021, performed all material obligations required to be performed by it pursuant to the terms of each CBA and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person party thereto, is in material breach of any CBA.

(c) To the Knowledge of the Company, no current executive officer of the Company is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such executive officer’s best efforts to promote the interests of the Company and its Subsidiaries or that would prohibit the Company from employing such officer.

(d) To the Knowledge of the Company, no current officer of the Company has notified the Company of an intent to terminate his, her or their employment or engagement with the Company.

(e) Since January 1, 2021, (i) to the Knowledge of the Company, no allegations of harassment or misconduct have been made against any individual in his or her capacity as an executive officer of the Company or as a member of the board of directors of the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of harassment or misconduct by any current or former employee of the Company at the level of Vice President or above.

Section 3.14 Intellectual Property Rights.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property that is used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list, in all material respects, as of the date hereof, of all Registered Intellectual Property owned by the Company or any of its Subsidiaries (together with identification of the jurisdiction and the relevant registration number or similar identifier for each such item of Registered Intellectual Property). Except as would not have a Company Material Adverse Effect, all of the Registered Intellectual Property is subsisting, free and clear of liens (other than Permitted Liens), and as to such items of Registered Intellectual Property which are registrations, valid and enforceable.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, and since January 1, 2021, there have been no, pending charges, complaints, claims, demands or notices challenging the validity, ownership, use, or enforceability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned IP”).

(c) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2021 infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since January 1, 2021, any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries, and as of the date hereof, there are not any pending charges, complaints, claims, demands or notices alleging any such infringement, misappropriation or other violation that would have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 3.14(c) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(d) To the Knowledge of the Company, none of the Proprietary Software incorporates any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public, except as would not have a Company Material Adverse Effect.

(e) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries is in actual possession of, and has exclusive control over, the source code for all Proprietary Software, and, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any material Proprietary Software. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. Neither the Company nor any of its Subsidiaries is a party to any material agreement (i) requiring the deposit of any source code for any material Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any such source code with any Person, or (iii) granting to any Person a license, option or right with respect to any such source code.

(f) Except as would not have a Company Material Adverse Effect, the Proprietary Software does not contain any computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices, (ii) may disrupt, disable, erase or harm the operation of any Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization.

(g) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all the trade secrets or other material confidential information of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in compliance with (i) all applicable Laws relating to data privacy, data protection, data security, cybersecurity, and personal information (as that term, or similar terms, are defined under such applicable Laws and hereinafter “Personal Information”) (the foregoing, “Data Protection Laws”); and (ii) its own published, posted and internal policies relating to the Company’s or its Subsidiaries’ collection, use, storage, disclosure, or cross-border transfer of Personal Information; except in each case of (i) and (ii), where the failure to be in compliance would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or to the Knowledge of the Company, initiated against the Company or its Subsidiaries, or any of its officers, directors, or employees (in their capacity as such) under any Data Protection Law.

(i) Except as would not have a Company Material Adverse Effect, as of the date hereof, neither the Company nor its Subsidiaries have experienced any unauthorized access, use, modification, or disclosure, or failures, security breaches or incidents or other adverse events or incidents related to the IT Systems or Personal Information in the possession or control of the Company or its Subsidiaries that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority.

Section 3.15 Taxes. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have filed when due (taking into account applicable extensions) all Tax Returns required to be filed by them, each such filed Tax Return (taking into account all amendments thereto) is true, complete and accurate, and all Taxes (whether or not shown to be due on each such filed Tax Return) have been timely paid, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s most recent consolidated financial statements contained in the Company SEC Documents.

(b) Each of the Company and its Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes.

(c) No audit, examination or other Action from any Taxing authority with respect to Taxes of the Company or any of its Subsidiaries is presently in progress, or has been asserted or proposed in writing. No deficiency or similar claim for Taxes has been asserted or assessed by a Taxing authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement relating to Tax matters (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and its Subsidiaries). No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or requested by the Company or any of its Subsidiaries.

(f) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g) Within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(h) Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code, or a member of a consolidated, unitary or combined or other similar Tax group (other than such group the common parent of which is the Company); or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor, by Contract or otherwise (other than any commercial contract entered into in the ordinary course and not primarily related to Taxes).

(i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, any Contract that is a lease, sublease or occupancy agreement, or is related to any real property (other than the Company Facility Contracts required to be set forth in Section 3.16(a)(vi)) or Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, that:

(i)  constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)  is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)  is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $2,500,000 individually);

(iv)  is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or sell inventory in the ordinary course of business) entered into after January 1, 2021, and (x) which has not yet been consummated, pursuant to which the Company or any Subsidiary of the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $5,000,000, (y) which has continuing or contingent obligations that would reasonably be expected to be in excess of $2,500,000 or (z) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $1,500,000;

(v)  is an agreement (other than agreements for the use of Intellectual Property) entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1)-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi)  is one of the Contracts pursuant to which the Company provides services to its top twenty (20) clients, measured by gross profit of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended December 31, 2022, or one of the Contracts with the Company’s top twenty (20) suppliers, measured by dollar volume of aggregate spend of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended December 31, 2022;

(vii)  is a Contract restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock;

(viii)  is a Contract involving the settlement of any actual or threatened proceeding which (A) requires the Company or any of its Subsidiaries to make an aggregate payment after the date hereof in excess of $1,000,000 (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof) or (B) imposes any material ongoing non-monetary obligations yet to be performed or completed by the Company or any of its Subsidiaries; or

(ix) is an agreement for the use of Intellectual Property that is material to the business of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries collectively pay or receive amounts in excess of $2,500,000 in any twelve (12)-month period, with the exception of (A) nonexclusive licenses to generally commercially available software and (B) licenses of any Company Owned IP granted to customers in the ordinary course of business.

(b) Except as would not have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract, (ii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default, (iii) as of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would, individually or in the aggregate, constitute such a default, and (iv) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, the other parties thereto; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17 Real Property.

(a) A correct and complete list, in all material respects, of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is disclosed in Section 3.17(a) of the Company Disclosure Letter. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) there are no existing, pending, or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property, (iii) either the Company or one of its Subsidiaries is in possession of the Owned Real Property and neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and (iv) except for Permitted Liens, neither the Company nor any Subsidiary has granted any outstanding options, rights of first refusal, rights of first offer, or similar rights, or entered into any written agreement granting any Person any right to purchase all or a material portion of the Owned Real Property.

(b) A correct and complete list, in all material respects, as of the date hereof, of (i) all material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements), in which either of the Company or any of its Subsidiaries has a leasehold interest, license or similar occupancy rights, other than any Client Facility Property (collectively, including the improvements thereon, the “Material Leased Real Property”) and (ii) the agreements pursuant to which the Material Leased Real Property is leased, subleased, licensed, or occupied, together with all material modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof (collectively, the “Material Real Property Leases” and individually, each a “Material Real Property Lease”) is set forth in Section 3.17(b) of the Company Disclosure Letter. Except as would not have a Company Material Adverse Effect, the Company has provided Parent and Merger Sub access to true and correct copies of the Material Real Property Leases.

(c) As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or its Subsidiaries have good and valid leasehold or subleasehold (as applicable) title to each Material Leased Real Property, free and clear of all Liens, except Permitted Liens, (ii) either the Company or one of its Subsidiaries is in possession of each Material Leased Real Property and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Material Leased Real Property, and (iii) each Material Real Property Lease is valid, legally binding, enforceable and in full force and effect in accordance with its terms.

(d) As of the date hereof, except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor any other counterparty has received any written communication from, or given any written communication to, any other party to a lease for the Material Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease which default has not been cured, and (ii) to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by any of the Company, its Subsidiaries or any other counterparty thereunder. Neither the Company nor any Subsidiary has exercised any option or right to terminate any Material Real Property Lease or to purchase the real property subject to any Material Real Property Lease other than as set forth in a written notice or other document included in the Material Real Property Leases.

(e) Except as would not have a Company Material Adverse Effect, all improvements and building systems in respect of the Owned Real Property and Material Leased Real Property are in good operating condition, subject to ordinary wear and tear.

Section 3.18 Environmental.

(a) Except as would not have a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are, and since January 1, 2021 have been in compliance with all applicable Environmental Laws, including possessing and complying with all Company Permits required for their operations under applicable Environmental Laws;

(ii) there is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(iii) since January 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(v) to the Knowledge of the Company, there have been no Releases of Hazardous Materials at any location, including any current or formerly owned, leased or operated properties, such that it has caused environmental contamination at such real properties that is reasonably likely to result in any obligation to remediate such environmental contamination by, or result in liability to, the Company or any of its Subsidiaries pursuant to applicable Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any material liability or obligation of any other Person relating to Hazardous Materials or Environmental Law.

(c) Neither the Company nor any of its Subsidiaries is required by any Environmental Law, as a result of the transactions contemplated by this Agreement (other than any Divestiture Action), (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, or (iii) to receive approval from any Governmental Authority or other Person pursuant to Environmental Laws.

Section 3.19 Vote Required. Assuming the accuracy of the representations contained in Section 4.13 (Share Ownership), the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby.

Section 3.20 Brokers. Except for the fees payable to Morgan Stanley & Co. LLC (“Morgan Stanley”), as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. Promptly after the date of this Agreement, a written copy of such opinion will be made available to Parent for informational purposes only and may not be relied upon by Parent or its Affiliates.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 3.23 Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.13 (Share Ownership), the board of directors of the Company has taken such actions and votes as are necessary to be taken by the Company to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.24 Affiliate Transactions. There are no transactions, arrangements, understandings or agreements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any Person owning five percent (5%) or more of the Company Common Stock, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be disclosed in the Company SEC Documents under Item 404 of Regulation S-K under the Securities Act and have not been so disclosed, other than ordinary course of business employment arrangements and similar employee arrangements that are Company Benefit Plans.

Section 3.25 Personal Property; Operating Equipment.

(a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid leasehold interests in or valid contractual rights to use, all equipment, properties, assets and other rights that do not constitute real property and that are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, other than Permitted Liens.

(b) All facilities and operating equipment, in each case, that do not constitute real property, that are owned or leased by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are in good condition and repair (ordinary wear and tear excepted) and adequate for their current and intended uses and for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the

Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Merger Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 8.3(b)), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of such documents applicable to such party.

Section 4.2 Authority Relative to Agreement.

(a) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and no other corporate Action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of each of Parent and Merger Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Merger Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Merger Sub is required.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Merger Sub) is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.3(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of Parent or any of its Subsidiaries, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Merger Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any and (iv) compliance with and filings or notifications under the HSR Act or other Antitrust Laws.

Section 4.4 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.5 Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Merger Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (other than pursuant to the Equity Commitment Letter).

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Merger Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 4.7 Guarantees. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.

Section 4.8 Financing; Sufficient Funds.

(a) Parent has delivered to the Company (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (the “Fee Letters”); provided that, solely with respect to any such Fee Letters, the fee amounts, other economic terms and other customary provisions (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 5.10, the “Debt Financing”) and (ii) a true, correct and complete copy of the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from each of Eldridge Industries, LLC, 3L Opportunities II-M, LP, Security Benefit Life Insurance Company, Amateras AEA Funding LP, Stonebriar Commercial Finance LLC, MSD Special Investments Fund II, L.P., Vista Credit Partners, L.P. (together with its affiliated advisers on behalf of certain of its and their managed funds, accounts and designees), Whitecap Investments PTE Ltd., Delaware Life Insurance Company, Slow Metropolis, LLC, Assembly Ventures Fund I, L.P., Selkirk Partners, LP and solely with respect to Section 19(b) therein, Double Helix Pte Ltd (collectively, the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”), pursuant to which the Equity Financing Sources have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter expressly provides, and will continue to expressly provide, that the Company is a third-party beneficiary thereof.

(b) As of the date hereof, the Financing Commitments are in full force and effect. As of the date hereof, the Financing Commitments have not been restated, modified, amended or supplemented in any respect or waived and no such restatement, modification, amendment, supplement or waiver is contemplated (other than any customary amendment or amendment and restatement to add additional Debt Financing Sources), and the respective obligations and commitments contained in the Financing Commitments shall not have been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated. As of the date hereof, the Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Merger Sub and against each of the other parties thereto, provided that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Other than as expressly set forth in the Financing Commitments, there are no engagement letters, side letters, contracts, understandings, agreements or other arrangements of any kind, whether written or oral, between Parent or Merger Sub, on the one hand, and the Debt Financing Sources, on the other hand, relating to the Financing. As of the date hereof, neither Parent nor Merger Sub is, nor, to the Knowledge of Parent, any other party to any of the Financing Commitments is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Commitment, and, to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent or Merger Sub or on the part of any other party under the Financing Commitments, (ii) constitute or result in a failure by Parent or Merger Sub or any other party to the Financing Commitments to satisfy, or any delay in satisfaction, of any condition or other contingency to the full funding of the Financing under the Financing Commitments, (iii) make any assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Financing Commitments required to be satisfied by it or that the full amounts committed pursuant to the Financing Commitments will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments and/or the Financing, in each case, to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided for under the Debt Financing) when funded in accordance with the Financing Commitments are sufficient and available to (x) fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the transactions contemplated hereby and (y) perform all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of (i) the Aggregate Merger Consideration, (ii) the Debt Payoff Amount, (iii) any amounts that may become payable pursuant to Section 2.3 (Company Equity Awards) and (iv) the payment of all associated third-party costs and Expenses of the Merger payable by Parent or Merger Sub (including any fees and expenses related to the transactions contemplated hereby, including the Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Financing at or prior to the Closing, other than as expressly set forth in the Financing Commitments as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 4.9 Capitalization of Merger Sub. The authorized share capital of Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.10 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 4.11 Brokers. Except for Goldman Sachs & Co. LLC and BDT & MSD Partners, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.12  Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Subsidiaries (which, for purposes of this Section 4.12, shall include the Company and its Subsidiaries). Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, that the Company has performed, in all material respects, all material obligations required to be performed by it under this Agreement and that the most recent estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the Financing and transactions contemplated by this Agreement, on the Closing Date immediately following the Closing, Parent and the Surviving Corporation and its Subsidiaries will be Solvent at and immediately after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) Parent and the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of its business. For purposes of this Section 4.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.13 Share Ownership. None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the three (3) years preceding the date hereof, any capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 4.14 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) Each of Parent and Merger Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had the opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and its Subsidiaries.

(b) Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Merger Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c) Except for the representations and warranties expressly set forth in Article III (Representations and Warranties of the Company), each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Merger Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article III (Representations and Warranties of the Company) and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), except as (a) may be required by Law, (b) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to subsections (c) (with respect to the Company Common Stock only), (d) or (l) of this Section 5.1), (c) may be expressly required, contemplated or permitted pursuant to this Agreement or (d) set forth in Section 5.1 of the Company Disclosure Letter, (x) the Company shall (i) use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable Laws, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, and (ii) use its reasonable best efforts to preserve in all material respects its present relationships with key suppliers and other Persons with which it has material business relations (provided, however, that no action by the

Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)), and (iii) use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Company Charter or the Company Bylaws (other than immaterial or ministerial changes) or amend or otherwise change in any material respect any organizational documents of any of its Subsidiaries;

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of Company Common Stock and the related rights in connection with the exercise, vesting, settlement or forfeiture of Company Equity Awards, in each case, pursuant to their terms as in effect on the date of this Agreement (or subsequent Company Equity Awards or terms in effect after the date of this Agreement in compliance with Section 5.1(e)), or (ii) for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction);

(c) except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, phantom equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (i) are outstanding as of the date hereof or (ii) may be granted after the date hereof in compliance with Section 5.1(e);

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends or distributions paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as set forth on Section 5.1(e) of the Company Disclosure Letter, or as required under the terms of any Company Benefit Plan, Multiemployer Plan, collective bargaining agreement or works council agreement, in each case, that is in effect as of the date of this Agreement, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any current or former employee (whether full- or part-time and, including any officer), director, or independent contractor (who is an individual) of the Company or any of its Subsidiaries (each a “Company Employee”), except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of Company Employees whose annual base salary is less than $200,000, (ii) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (iv) materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the ordinary course), (vi) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000, (vii) terminate the employment of (A) any Company Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons, or (B) any Company Employee whose annual base salary is equal to or less than $200,000 other than in the ordinary course of business, (ix) grant, confer or award any Company Equity Awards, or (x) take any action (or fail to take any action) with respect to a Multiemployer Plan or CBA outside of the ordinary course of business in a manner consistent with past practices;

(f) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or material business of any Third Party, except with respect to acquisitions (i) pursuant to agreements in effect prior to the execution of this Agreement which have been disclosed in writing to Parent, (ii) of any real property leases, or (iii) with a purchase price not exceeding $5,000,000;

(g) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing Credit Agreement or under the existing Company Surety Bonds, (ii) under performance bonds and surety bonds in the ordinary course of business consistent with past practice, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice, provided that the aggregate amount of outstanding obligations incurred under clauses (ii) and (iii) after the date of this Agreement does not exceed $30,000,000 (excluding any indebtedness incurred solely to replace, renew or extend any existing indebtedness of the types set forth in clauses (ii) and (iii)) or (iv) between or among the Company or any of its Subsidiaries;

(h)  (i) modify or amend in a manner adverse to the Company or its Subsidiaries any Company Material Contract, except for such modifications or amendments (x) in the ordinary course of business consistent with past practice, (y) as permitted by Section 5.1(h) of the Company Disclosure Letter, or (z) in connection with any renewal or extension of any such Company Material Contract, or (ii) terminate any Company Material Contract, except in the ordinary course of business consistent with past practice;

(i) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Company Owned IP, other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

(j) make any change to its methods of accounting, except (i) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, or (iv) as disclosed in the Company SEC Documents;

(k) except in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change any material Tax accounting period or method, (iii) file any amended material Tax Return, (iv) enter into any closing agreement with respect to a material amount of Tax, (v) commence or settle any litigation or proceeding with respect to any liability for a material amount of Taxes, (vi) consent to any extension or waiver of any limitation period with respect to any material Tax claims or assessments or (vii) surrender any right to claim a refund of a material amount of Taxes;

(l) adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or any similar proceeding;

(m) settle or compromise any material litigation other than settlements or compromises of litigation (i) where the amount paid in settlement or compromise, in each case, does not exceed $250,000 individually or $1,000,000 in the aggregate (net of any indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof), (ii) where the amount paid in settlement or compromise, in each case, does not exceed the amount accrued or reserved therefor in the Company’s financial statements as of the date hereof, or (iii) with respect to insured claims;

(n) enter into any agreement, contract or commitment which requires the Company or its Subsidiaries to incur capital expenditures in the aggregate in excess of $25,000,000 in a twelve-month period;

(o) (i) acquire or dispose of any Owned Real Property or Material Leased Real Property, other than in the ordinary course of business consistent with past practice, or (ii) enter into, terminate, or amend in any material respect, any agreement pursuant to which real property (other than Client Facility Property) is leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries (each, a “Real Property Lease”), in the case of clauses (i) and (ii), with respect to Material Leased Real Property or Real Property Leases, as applicable, requiring annual payments in excess of $100,000;

(p) fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

(q) sell, acquire, lease or sublease any material assets (excluding real property and Company Owned IP which instead is the subject of Section 5.1(i) above) other than in the ordinary course of business consistent with past practice;

(r) lend any amount of money to any Person in excess of $250,000, other than between or among the Company or any of its Subsidiaries;

(s) incur any new Lien (other than any Permitted Lien or pursuant to Company Material Contracts) on any of its material tangible assets, properties or rights; or

(t) enter into any agreement to do any of the foregoing.

Section 5.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; and (ii) Parent and Merger Sub shall furnish to the Company all information concerning themselves and their Affiliates that is reasonably requested or required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the receipt from Parent and Merger Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. Except to the extent prohibited by Law, the Company shall (i) promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements, in each case with respect to the Proxy Statement, and (ii) provide Parent and Merger Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall consult with Parent and provide Parent a reasonable opportunity to review and to propose comments, and shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith, on such document or response, except, in each case, (x) to the extent prohibited by Law or (y) for any amendment or supplement to the Proxy Statement in connection with a Change of Recommendation made in accordance with Section 5.5(c) (Change of Recommendation).

(b) If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) Subject to Section 5.5(c) (Change of Recommendation), the Company shall, (i) as promptly as practicable (and in any event within five (5) calendar days) following the date on which the SEC confirms that it (a) has no further comments on the Proxy Statement, or (b) will not be reviewing the Proxy Statement, establish a record date for a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder

Advisory Vote (the “Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date, and (iii) as promptly as practicable thereafter, duly call, convene and hold the Stockholders’ Meeting; provided that the Company may, at its option (and shall in the case of clause (B) hereto upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (A) with the prior written consent of Parent and Merger Sub, or (B) to the extent the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting shall not exceed ten (10) days. The Proxy Statement shall include the Company Recommendation, except to the extent there has been a Change of Recommendation in accordance with Section 5.5(c) (Change of Recommendation). Subject to Section 5.5(c) (Change of Recommendation), in connection with the Stockholders’ Meeting, the Company shall use its reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval and to obtain the Requisite Stockholder Approval. Parent and Merger Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 5.5 (Non-Solicitation)), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VI (Conditions to the Merger) to be satisfied as expeditiously as possible, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (other than, in each case, as may be required under any Company Facility Contracts or Company Aviation Agreements), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (A) but in no event later than sixty (60) days after the date of this Agreement, make and not withdraw (unless with the prior written consent of the other parties hereto) its filings under the HSR Act with respect to the transactions contemplated hereby, including the Merger, (B) comply at the earliest possible date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and cooperate with the other party in connection with any such filings (including, if requested by the other party, to duly consider all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly and expeditiously as possible.

(b) Without limiting anything in this Section 5.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Merger Sub agree to take (and to cause their Affiliates to take) as expeditiously as possible any and all steps necessary or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, including committing to (whether prior to submitting the initial filing under the HSR Act or thereafter) and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, (1) any assets of Parent, Merger Sub or their respective Affiliates or (2) the assets of the Company or its Subsidiaries set forth on Schedule 5.3; provided, that no such Divestiture Action in this clause (A) shall be required if such Divestiture Action would have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (after giving effect to the Merger) (in which case, for the avoidance of doubt, Parent shall be permitted to omit to take such Divestiture Action so long as it pays, or causes to be paid, the Reverse Termination Fee in accordance with Section 7.3(b)), (B) terminating, amending or assigning existing relationships and contractual rights and obligations of Parent, Merger Sub or any of their respective Affiliates, (C) requiring Parent, Merger Sub or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent, Merger Sub or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (any of the actions set forth in this clause (ii), a “Divestiture Action”); provided, however, that any Divestiture Action is conditioned upon the consummation of the transactions contemplated by this Agreement and subject to the procedures and other terms set forth on Schedule 5.3. The Company shall cooperate with Parent in good faith with respect to any proposed Divestiture Actions and shall, and shall cause its Subsidiaries to, enter into one or more agreements reasonably requested by Parent to be entered into by any of them prior to the Closing with respect to any Divestiture Action; provided that any Divestiture Action is conditioned upon the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall not be required to provide cooperation with respect to, or agree to effect, any Divestiture Action that relates to any assets, businesses, properties, facilities or rights (collectively, “Assets”) of the Company or any of its Subsidiaries (each such Asset, a “Company Asset”), other than those Company Assets set forth on Schedule 5.3. For the avoidance of doubt, neither (x) the Company’s refusal to agree to any Divestiture Action with respect to a Company Asset not set forth on Schedule 5.3 as of the date of this Agreement, nor (y) the failure of the Company or any of its Subsidiaries to obtain any Consent from any Third Party as may be required in connection with any Divestiture Action (including with respect to the Company Assets set forth on Schedule 5.3), shall constitute a breach by the Company of this Agreement.

(c) Except as otherwise provided herein or on Schedule 5.3, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in good faith in (x) preparing such filings and agreeing to take any actions, including Divestiture Actions (with respect to the Company, solely with respect to the Company Assets set forth on Schedule 5.3), prior to submitting such filings that the parties agree would be helpful in obtaining all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, and (y) responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement; provided, however, that Parent shall determine the strategy and timing for obtaining all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement after considering in good faith all comments and advice of the Company (and its counsel). The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Parent and Merger Sub shall not, and shall not permit any of their Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives and the Debt Financing Sources and their Representatives reasonable access (and taking into account any remote working arrangement of the Company and its Subsidiaries), at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VII (Termination, Amendment and Waiver), to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period (it being understood, this Section 5.4(a) shall not require the delivery of financial information not otherwise required to be delivered pursuant to Sections 5.10 or 5.11 of this Agreement); provided, however, that nothing herein (or in Sections 5.10 or 5.11 of this Agreement) shall require the Company or any of its Subsidiaries to disclose any information to Parent, Merger Sub, the Debt Financing Sources or any of their respective Representatives, if such disclosure would, in the reasonable judgment of the Company, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate applicable Law or the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege; provided, that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not cause significant competitive harm (including by way of redaction), or result in violation of Law or the loss or waiver of such privilege; provided, further, that nothing herein shall authorize Parent or its Representatives or the Debt Financing Sources or their Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent, Merger Sub, the Debt Financing Sources or any of their respective Representatives (i) to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of this Agreement.

(b) No investigation or access permitted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Merger Sub) not to, use any information obtained pursuant to this Section 5.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 5.5 Non-Solicitation.

(a) Non-Solicitation.

(i) Except as otherwise permitted by this Agreement, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (a) solicit, initiate, propose, induce or knowingly encourage or knowingly facilitate the making or submission of any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by (1) providing or furnishing to any Person (other than Parent and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (2) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives), in each case, in connection with an Alternative Acquisition Proposal; (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal) (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.5(a)); (c) enter into any agreement with respect to an Alternative Acquisition Proposal (except for confidentiality agreements permitted under Section 5.5(a)(ii)); or (d) agree or resolve to take, or take, any of the actions prohibited by clauses (a), (b) or (c) of this sentence. Subject to Section 5.5(a)(ii), as of the date hereof, the Company shall immediately cease, and cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(ii) Notwithstanding the foregoing in this Section 5.5(a), at any time prior to the receipt of the Requisite Stockholder Approval, if the Company or its Representatives receives an unsolicited bona fide written Alternative Acquisition Proposal from any Third Party (not resulting from a breach of Section 5.5(a)), (i) the Company and its Representatives may contact the Third Party (including its Representatives) making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the board of directors of the Company determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may: (A) engage in discussions or negotiations with the Third Party (including its Representatives) with respect to such Alternative Acquisition Proposal, and (B) furnish non-public information relating to the Company or any of its Subsidiaries to the Third Party making such Alternative Acquisition Proposal (including its Representatives) if, prior to so furnishing such information, the

Third Party has executed a confidentiality agreement with the Company having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement; provided that (x) such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 5.5(a)(ii) or that otherwise prohibits the Company from complying with the provisions of this Section 5.5(a)(ii) and (y) the Company provides to Parent and Merger Sub any non-public information that is provided to such Third Party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within 48 hours thereof).

(b) Notices. The Company shall promptly (and in any event within 48 hours of the Company’s receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal received by the Company or any of its Subsidiaries or Representatives or any other written proposals or inquiries received by the Company or any of its Subsidiaries or Representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the Person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by the Company from the Person (or from any Representatives of such Person) making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later than 24 hours) of the status and any material developments regarding any such Alternative Acquisition Proposals or any material changes to the material terms of any such Alternative Acquisition Proposal. Without limitation to the Company’s rights under Section 5.5(c) (Change of Recommendation), it is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5 including any public announcement that the Company or the board of directors of the Company has made any determination contemplated under this Section 5.5 to take or engage in any such actions, shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent or Merger Sub to terminate this Agreement.

(c) Change of Recommendation.

(i) Except as otherwise provided in this Agreement, including this Section 5.5(c), the board of directors of the Company shall not (i) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the Company Recommendation or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action, a “Change of Recommendation”).

(ii) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including Section 5.5(c)(i), at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may (A) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of this Section 5.5 and which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case, if and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties required of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(c)(iii) or (B) following receipt of a bona fide written Alternative Acquisition Proposal which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(c)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal) and pays the applicable Termination Fee pursuant to Section 7.1(c)(ii).

(iii) Prior to the board of directors of the Company effecting a Change of Recommendation or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as permitted under Section 5.5(c)(ii), the Company shall have given Parent (A) at least four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal shall require a new notice and an additional two (2)-Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four (4) Business Day period (or subsequent two (2)-Business Day period) to discuss the foregoing Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may also effect a Change of Recommendation in response to an Intervening Event if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the board of directors of the Company to take such action would be inconsistent with its fiduciary duties under applicable Law, provided that the board of directors of the Company shall have given Parent (i) at least four (4) Business Days’ prior written notice of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four

(4)-Business Day period to discuss the foregoing Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law.

(d) Permitted Disclosures. Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under applicable Law or rules and policies of NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director or officer of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to Closing than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that (i) Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount, and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.6(c)).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 5.6.

(e) The D&O Indemnified Parties are third-party beneficiaries of this Section 5.6. The provisions of this Section 5.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.6 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such D&O Indemnified Party is entitled on the date of this Agreement under the organizational documents of the Company (or the corresponding organizational documents of any Subsidiary of the Company) (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive). The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim.

Section 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby, or (c) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

Section 5.8 Public Announcements. Except as otherwise contemplated by Section 5.5 (Non-Solicitation) or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior written communications previously consented to by the other parties. In addition, the Company may, without Parent’s or Merger Sub’s consent, communicate to its investors, employees, customers, suppliers, consultants, Financing Sources (and Representatives of

Financing Sources) and Debt Financing Sources Related Parties; provided that such communication is consistent with prior communications of the Company or any plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. For the avoidance of doubt, the foregoing shall not restrict Parent’s or its Affiliates’ disclosure of information regarding the transactions contemplated hereby, including information related to Parent’s determination to enter into this Agreement, in connection with fundraising, marketing, informational or reporting activities so long as such disclosures are made pursuant to a confidentiality agreement having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement. For the avoidance of doubt, this Section 5.8 shall not apply to or otherwise restrict any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the board of directors of the Company. Notwithstanding anything herein to the contrary, the Company and its Representatives, the Financing Sources (and their Representatives) and/or the Debt Financing Sources Related Parties may make customary disclosures and communications to potential financing sources in relation to obtaining any Financing so long as such persons enter into a confidentiality agreement and a clean team agreement, as applicable, with the Company, in each case, having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement and the Clean Team Agreement, respectively.

Section 5.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the Continuing Employee remains in continued employment with the Company, the Surviving Corporation or any of their Affiliates (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, nonqualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those opportunities provided to each such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one-time, retention or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by this Agreement), and (iii) employee benefits (excluding retention, nonqualified deferred compensation, equity, equity-based, and long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee under the Company Benefit Plans immediately prior to the Effective Time; provided, however, that the terms and conditions of employment for any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or works council agreement (as the same may be amended, restated or replaced from time to time). Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its Affiliates during such period under the circumstances that would have entitled such Company Employee to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect as of the date hereof; provided that such Continuing Employee may be required to execute a release of claims in the Company’s standard form made available to Parent (as such form may be modified by Parent to include a release of claims in favor of Parent, the Surviving Corporation and their respective Affiliates). Notwithstanding the foregoing, the employee benefits and severance payments for any continuing employee who is subject to a collective bargaining agreement or works council agreement shall be provided in accordance with the terms of the applicable collective bargaining agreement or works council agreement.

(b)  Parent acknowledges and agrees that the severance plans and employment agreements listed on Section 3.12(a) of the Company Disclosure Letter will remain in full force and effect in accordance with their respective terms immediately following the Closing, it being understood and agreed that nothing herein shall be construed to limit the Surviving Corporation’s, the Company’s or any of their respective Affiliates’ right to amend or terminate any such plans or agreements in accordance with the terms thereof at any time following the Closing.

(c) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), Parent shall use commercially reasonable efforts to cause the Continuing Employees to receive service credit under the New Plans for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under an analogous Company Benefit Plan immediately prior to the Effective Time, except (1) for benefit accruals under defined benefit pension plans, (2) for purposes of qualifying for subsidized early retirement benefits, (3) to the extent any such service credit would result in the duplication of benefits, or (4) for purposes of any incentive compensation plan (including equity incentive plans) or nonqualified deferred compensation plans. In addition and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any

Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits). For the avoidance of doubt, any service referred to in this Section 5.9(c) shall not be recognized for purposes of eligibility for retirement vesting under incentive compensation or equity plans of Parent or any of its Affiliates.

(d) Prior to making any written communications to the Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, unless such communication is substantially similar in substance and tone as any prior written communications reviewed by Parent pursuant to this Section 5.9(d) or approved by Parent pursuant to Section 5.8 (Public Announcements), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider, in good faith, any reasonable comments received from Parent (if any are received during such reasonable period of time (which in all events shall not be less than three (3) Business Days after receipt of the copy from the Company)).

(e) The Company shall, as soon as reasonably practicable following the date hereof, provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations, once such calculations and information becomes available to the Company following the date hereof and no later than ten (10) Business Days prior to the Closing.

(f) Other than as expressly set forth in this Section 5.9, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(g) If requested by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall take all actions necessary to terminate the Company’s tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the Company 401(k) Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover Continuing Employees after the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including, to the extent permissible under the Company 401(k) Plan and the Parent 401(k) Plan, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(h) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto. Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of employment of any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or woks council agreement.

Section 5.10 Financing.

(a) Each of Parent and Merger Sub shall, and shall cause its Subsidiaries and each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below), including using (and causing, as applicable, its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing at or prior to Closing, (ii) negotiate, enter into and deliver (and cause, as applicable, its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing on the terms and conditions set forth in the Financing Commitments, (iii) satisfy (or obtain a waiver of), on a timely basis, all conditions and covenants to the Debt Financing and the definitive agreements related thereto to the extent within Parent’s, Merger Sub’s or their respective Affiliates’ control and (iv) in the event all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied or waived at the Closing) and all conditions set forth in the Debt Commitment Letter have been satisfied or waived, cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing.

(b) Neither Parent nor Merger Sub shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing without the prior written consent of the Company if (and only if) such amendments, supplements, replacements, waivers or modifications would add Additional Commitment Parties (as defined in the Debt Commitment Letter as in effect on the date hereof) pursuant to clause (b)(ii) of the definition thereof or would or would reasonably be expected to (i) reduce the net cash proceeds available from the Debt Financing such that Parent or Merger Sub would not have sufficient cash proceeds (after giving effect to the funding contemplated under the Equity Commitment Letter or otherwise funded with equity proceeds) to fulfill its Funding Obligations on the Closing Date, (ii) impose new or additional conditions or contingencies to the initial funding of the Debt Financing or otherwise expand or adversely amend, waive or modify any of the conditions or contingencies to the initial funding of the Debt Financing or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner adverse to Parent, Merger Sub (or its Affiliates) that would or would reasonably be expected to (x) prevent, delay or impede the initial funding of the Debt Financing (or the satisfaction of the conditions to the Financing) on the Closing Date or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Merger Sub, or any of their Affiliates’ ability, to enforce its rights against the Debt Financing Sources; provided that Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) (i) to add Lender Related Commitment Parties (as defined in the Debt Commitment Letter as in effect on the date hereof) or other Additional Commitment Parties pursuant to clause (b)(i) of the definition of Additional Commitment Parties and (ii) to increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing, in each case of clauses (a) and (b) so long as such amendment or modification complies with this Section 5.10(b). Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, without the prior written consent of the Company unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new Debt Financing that complies with the first sentence of this Section 5.10(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 5.10, and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 5.10.

(c) In the event that (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (ii) Parent or Merger Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Merger Sub to satisfy the Funding Obligations on the Closing Date, (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, or (iv) Parent or Merger Sub elects to pursue an Alternate Revolving Facility (as defined in the Debt Commitment Letter as of the date hereof), then Parent and Merger Sub shall promptly after the occurrence of such event, (A) notify the Company in writing thereof as promptly as practicable after obtaining knowledge thereof, (B) use their respective reasonable best efforts to arrange and obtain alternative debt financing (or the Alternate Revolving Facility, as applicable) in an amount sufficient to enable Parent or Merger Sub to satisfy its Funding Obligations on the Closing Date, which alternative debt financing (or the Alternate Revolving Facility, as applicable) shall not impose (i) any conditions that are more burdensome on or materially less favorable to Parent, Merger Sub or their Affiliates or (ii) any terms that prevent, delay or impair the ability of Parent or Merger Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, in each case as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, (such alternative debt financing, including the Alternate Revolving Facility, as applicable, the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing documents to the Company with respect to such Alternative Financing, including true, correct and complete copies of any executed fee letters; provided that, solely with respect to any such Fee Letters, the fee amounts (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Merger Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions materially less favorable, taken as a whole, to Parent and/or Merger Sub than those contemplated in the Debt Commitment Letter. For purposes of this Agreement, references to “Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.10, and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.10.

(d) Each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Merger Sub to consummate the transactions contemplated hereby.

(e) Parent and/or Merger Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly upon their execution, provided that, solely with respect to any Fee Letters, the fee amounts, other economic terms and other customary provisions (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such complete, correct and executed copies, (ii) as promptly as practicable after obtaining knowledge thereof, give the Company written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach or default by any party to the Financing Commitments and/or any definitive financing agreements of which Parent or Merger Sub becomes aware, (y) any actual or threatened withdrawal, repudiation or termination or threatened termination thereof of which Parent or Merger Sub becomes aware or, in each case, any written notice or other written communication from any Financing Source with respect to any of the foregoing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (iii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein and (iv) keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing) including by providing the Company with drafts of the definitive agreements relating to the Financing in a reasonable period of time prior to their execution, provided that economic terms set forth in such definitive agreements may be redacted in a customary manner (including the portions thereof addressing fees payable to the Financing Sources, pricing caps and other economic terms). As soon as reasonably practicable following the date the Company delivers to Parent a written request therefor, Parent shall provide information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. In furtherance of and without limiting the foregoing, in the event that Parent and/or Merger Sub commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Debt Financing Source to fund all or any portion of the Debt Financing, Parent and Merger Sub shall keep the Company reasonably informed of the status of such enforcement action.

Section 5.11 Financing Cooperation. Prior to and until the Closing, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries, Affiliates, respective officers and directors, employees and agents to, at Parent’s sole cost and expense, provide such customary cooperation that is reasonably requested by Parent or Merger Sub to assist Parent and Merger Sub in connection with causing the conditions to the Financing to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent’s efforts to obtain the Financing and is customarily required for debt financings similar to the Financing, which cooperation may include: (i) furnishing, or causing to be furnished to, Parent, Merger Sub and/or its Debt Financing Sources the Required Information (it being understood that the Company shall have no responsibility for preparing any pro forma financial statements) and all other customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (ii) causing members of senior management of the Company to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions (including accounting due diligence sessions), road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, at mutually agreed locations and times (including by electronic means), (iii) providing reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing (including by reasonably assisting in the preparation of such materials that do not include material non-public information), in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) delivering information and documentation related to the Company and its Subsidiaries that is required by the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than two (2) Business Days prior to the Closing Date, (v) cooperating with the Financing Sources’ due diligence, to the extent reasonably requested in connection with the Financing, (vi) to the extent required by the Financing Sources, executing and delivering customary authorization letters to the Financing Sources, to the extent such customary authorization letters (or the bank information memoranda in which such letters are included) include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith, (vii) providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, payoff letters and release agreements, customary officer’s certificates and corporate resolutions or other corporate actions, as applicable) as may reasonably be requested by Parent or Merger Sub and subject to the occurrence of the Closing, (viii) provide reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing, including executing and delivering any customary pledge and security documents or other customary definitive security documents, (ix) taking all reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies, and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and (x) using reasonable best efforts to supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the Knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; provided, that the requested cooperation shall not (A) require the Company or any of its Subsidiaries or their respective Representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters described in clause (vi) above), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time, (ii) deliver or cause the delivery of any legal opinions, (iii) deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing, in each case that would be effective prior to the Effective Time, (iv) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time, (v) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time or (vi) prepare stand-alone financial statements for any Subsidiaries of the Company or prepare financial statements which the Company has not historically prepared, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a material breach of, or default under, any Company Material Contract (other than any Company Material Contract being entered in contemplation hereof) or otherwise breach any of the Company’s representations, warranties, covenants or agreements under this Agreement, (C) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, or (D) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In the event this Agreement is terminated pursuant to Section 7.1, Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses)

reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 5.10 or this Section 5.11 and shall indemnify and hold harmless the Company, its Affiliates and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation or any other actions taken by any of them at the request of Parent or Merger Sub pursuant to this Section 5.11, (2) the Financing, and (3) any information used in connection with the Financing (except with respect to written information provided by the Company or any of its Affiliates specifically for inclusion in offering materials relating to the Financing), except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or representatives. The reimbursement and indemnification obligations of Parent set forth in this Section 5.11 are referred to, collectively, as the “Reimbursement Obligations”, which shall in no event exceed the Cap. Any offering materials, presentations, bank information memoranda and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or their Affiliates, or Parent’s or Merger Sub’s Debt Financing Sources Related Parties, in connection with Parent’s financing activities in connection with the transactions contemplated hereby, which include any information provided by the Company or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing, shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective Representatives nor any employees thereof have any responsibility for the content of such document and disclaim all responsibility therefor (other than, in all cases, those responsibilities arising from, directly or indirectly, the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or Representatives) and shall further include a disclaimer with respect to the Company and its Subsidiaries and their respective Affiliates and their and their Affiliates’ respective Representatives in any oral disclosure with respect to such financing, in each case, including any liability in connection with the unauthorized use by the recipients thereof of the information set forth in such document or oral disclosure. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company, any of its Subsidiaries or their reputation or goodwill. Notwithstanding anything herein to the contrary, (i) the condition set forth in Section 6.2(b), as it applies in respect of the Company’s obligations under this Section 5.11, shall be deemed satisfied unless the Company has knowingly and willfully breached its obligations under this Section 5.11 and which such breach directly resulted in Parent not being able to obtain the Debt Financing and (ii) in no event shall the Company be deemed to have breached its obligations hereunder in the event Parent does not prepare any pro forma financial information.

Section 5.12 Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the

Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 5.12 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall use its reasonable best efforts to, on or prior to the Closing Date, provide Parent with (i) a customary payoff letter (the “Payoff Letter”) from the agent under the Existing Credit Agreement, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all amounts outstanding or otherwise due and owing by the Company or any of its Subsidiaries thereunder and shall provide for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter and (ii) drafts of the customary Lien release and termination documents related to the Payoff Letter.

Section 5.13 Merger Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Merger Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and, in the case of Merger Sub, to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Merger Sub.

Section 5.14 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.15 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Stock Exchange Matters. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable laws, rules and policies of NASDAQ to enable (a) the delisting of the Company Common Stock from NASDAQ and the termination of trading of the Company Common Stock on the Closing Date and (b) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17 Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and there shall be no written agreement to not consummate the Merger in effect between a Governmental Authority and one or all of Parent, Merger Sub, and the Company; and

(c) no Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in (i) Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.3(a) (Authority Relative to Agreement), Section 3.19 (Vote Required), Section 3.20 (Brokers), and Section 3.21 (Opinion of Financial Advisor) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Section 3.2(a) and Section 3.2(b) (with respect to the Company only) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) both when made and at and as of the Closing Date, as if made at and as of such time

(except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and (iii) Section 3.3(b) (Authority Relative to Agreement) and the second sentence of Section 3.9 (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) the Company shall have performed and complied, as applicable, in all material respects with its obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c) since the date hereof, there shall not have been a Company Material Adverse Effect; and

(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to Agreement) and Section 4.11 (Brokers) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Merger Sub shall have performed and complied in all material respects with their respective obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1 (Conditions to the Obligations of Each Party), Section 6.2 (Conditions to Obligations of Parent and Merger Sub) or Section 6.3 (Conditions to Obligation of the Company) to be satisfied, as the case may be, if such failure was caused directly or indirectly by such party’s breach of any covenant or other obligation of such party in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) Mutual Consent: by mutual written consent of each of Parent and the Company; or

(b) Mutual Termination Rights: by either Parent or the Company, if:

(i) Termination Date: the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on July 4, 2024 (as such date may be extended pursuant to the following proviso, the “Termination Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Sections 6.1(b) or 6.1(c), the Termination Date may be extended by Parent or the Company, by written notice to the other party, to a date not later than the Extended Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) Governmental Authority, Law or Order: prior to the Effective Time, any Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations pursuant to Section 5.3 (Appropriate Action; Consents; Filings); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii) Requisite Stockholder Approval: the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) Company Termination Rights: by the Company, if:

(i) Breach or Failure to Perform: Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not reasonably capable of being cured, or is not cured, by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Merger Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) Definitive Agreement for Superior Proposal: prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal in compliance with the applicable provisions of Section 5.5(c); provided that, substantially concurrently with and as a condition to such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 7.3(a)(ii); or

(iii) Failure to Consummate the Merger: (A) all the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Merger Sub) have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Merger Sub shall have failed to consummate the Merger within two (2) Business Days following the first date the Closing should have occurred pursuant to Section 1.2 (The Closing) and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VI (Conditions to the Merger) have been satisfied or, with respect to the conditions set forth in Section 6.3 (Conditions to Obligation of the Company), waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or

(d) Parent Termination Rights: by Parent, if:

(i) Breach or Failure to Perform: the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.2(a) or Section 6.2(b), and (B) is not reasonably capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) Change of Recommendation; Alternative Acquisition Proposal: (a) the board of directors of the Company shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained, or (b) the Company or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate an Alternative Acquisition Proposal, whether or not permitted by Section 5.5.

Section 7.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1 (Termination), written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 (Termination Fee), no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from fraud or Intentional Breach of any covenant or obligation contained in this Agreement prior to such termination (it being acknowledged and agreed, without limitation, that any failure by Parent or Merger Sub to consummate the Merger at any time at which the Company shall have the right to terminate this Agreement pursuant to Section 7.1(c)(iii) (Failure to Consummate the Merger) shall be an Intentional Breach by Parent and Merger Sub), in which case, except as otherwise provided in Section 7.3 (Termination Fee), the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 5.10 (Financing) and Section 5.11 (Financing Cooperation) and the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee), Section 7.6 (Expenses; Transfer Taxes) and Article VIII (General Provisions) shall survive any termination of this Agreement pursuant to Section 7.1 (Termination) in accordance with their respective terms.

Section 7.3 Termination Fee.

(a) Termination Fee Triggers: In the event that:

(i)  (A) After the date hereof and prior to the time of the Stockholders’ Meeting there shall have been publicly announced and not withdrawn an Alternative Acquisition Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”) (a “Qualifying Transaction”), (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (Requisite Stockholder Approval) or (y) by Parent pursuant to Section 7.1(d)(i) (Breach or Failure to Perform) as a result of an Intentional Breach of the Company’s covenants or agreements under this Agreement by the Company, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal),

then the Company shall, (A) in the case of Section 7.3(a)(i) above, no later than two (2) Business Days following the date of the execution of a definitive agreement in respect of such Qualifying Transaction, (B) in the case of Section 7.3(a)(ii) above, prior to or substantially concurrently with such termination, and (C) in the case of Section 7.3(a)(iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, an aggregate amount of $30,000,000 (the “Termination Fee”) and the Parent Expenses in an amount not to exceed $5,000,000 (solely to the extent not previously paid by the Company, including pursuant to the last sentence hereof), by wire transfer of immediately available funds to the account or accounts designated by Parent (including pursuant to any irrevocable instructions delivered by Parent on the date hereof). Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee or the Parent Expenses on more than one occasion. If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) (Requisite Stockholder Approval), then the Company shall pay to Parent, not later than two (2) Business Days after notice of the termination of this Agreement, the Parent Expenses in an amount not to exceed $7,500,000.

(b) Reverse Termination Fee Triggers: In the event that:

(i) the Company terminates this Agreement pursuant to Section 7.1(c)(i) (Breach or Failure to Perform) or Section 7.1(c)(iii) (Failure to Consummate the Merger);

(ii) the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) (Termination Date) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.1(c)(i) (Breach or Failure to Perform) or Section 7.1(c)(iii) (Failure to Consummate the Merger); or

(iii) this Agreement is terminated by (A) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) and at the time of such termination, any of the conditions to the Closing set forth in Sections 6.1(b) or 6.1(c) shall not have been fulfilled (but only as such failure to be fulfilled relates to the HSR Act) but all other conditions to the Closing set forth in Article VI have either been waived or fulfilled or would be fulfilled if the Closing were to occur on such date; provided, that the breach by the Company of any of its obligations under Section 5.3 (Appropriate Action; Consents; Filings) is not the principal cause of the failure of the conditions set forth in Sections 6.1(b) or 6.1(c) to be satisfied, or (B) the Company or Parent pursuant to Section 7.1(b)(ii) (Governmental Authority, Law or Order) (but only if such final and non-appealable Law, Order or other action relates to the HSR Act); provided, that the issuance of such Law or Order or taking of such action was not primarily due to the breach by the Company of its obligations under Section 5.3 (Appropriate Action; Consents; Filings), then Parent shall, in the case of termination by (A) Parent, as a condition to such termination, or (B) the Company, no later than two (2) Business Days after such termination, pay or cause to be paid to the Company a termination fee of $60,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(c) Exclusive Remedy of Parent. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.9 (Specific Performance), Parent’s receipt in full of the Termination Fee pursuant to Section 7.3(a), in circumstances where the Termination Fee is owed pursuant to Section 7.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future stockholders, members, managers, partners, directors, officers, employees, agents or Affiliates or successors or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any Enforcement Expenses, subject to the Cap). If any Company Related Party makes any payment in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 7.3(a), the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company Related Parties to the Parent Related Parties in respect of any such breaches of this Agreement.

(d) Exclusive Remedy of the Company. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.9 (Specific Performance), in circumstances where the Reverse Termination Fee is owed pursuant to Section 7.3(b), (x) the Company’s receipt in full of (i) the Reverse Termination Fee, (ii) the Reimbursement Obligations (to the extent payable pursuant to Section 5.11), and (iii) any Enforcement Expenses, in the case of clauses (ii) and (iii), subject to the Cap, shall constitute liquidated damages and the sole and exclusive monetary remedy of the Company Related Parties against Parent, Merger Sub, the Financing Sources under the Financing Commitments, any of their respective Affiliates or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, the “Parent Related Parties”) for any and all losses, damages, costs, Liabilities or expenses suffered or incurred by any Company Related Party based upon, resulting from, arising out of or in connection with the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any breach of any representation, warranty, covenant or agreement in this Agreement or circumstances giving rise to such breach or termination; (y) the Company Related Parties shall not be entitled to commence or pursue any litigation against the Parent Related Parties arising out of or in connection with this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (including the failure to consummate the transactions contemplated hereby), other than litigation against Parent to enforce the payment of the Reverse Termination Fee, the Reimbursement Obligations and any Enforcement Expenses (subject to the Cap) pursuant to this Agreement; and (z) none of the Parent Related Parties shall have any further liability relating to or arising out of this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (including the failure to consummate the transactions contemplated hereby), other than the liability of Parent to pay the Reverse Termination Fee, the Reimbursement Obligations and any Enforcement Expenses (subject to the Cap) pursuant to this Agreement. If any Parent Related Party makes any payment in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Reverse Termination Fee under Section 7.3(b), the amount of such Reverse Termination Fee shall be reduced by the aggregate amount of any payments made by the Parent Related Parties to the Company Related Parties in respect of any such breaches of this Agreement. Without limiting the foregoing, the maximum aggregate liability of the Parent Related Parties for damages in connection with this Agreement (including the Financing) shall be limited to an amount equal to the Reverse Termination Fee, plus an amount equal to the Cap. The parties acknowledge and agree that the Company will be entitled to seek specific performance of this Agreement in accordance with Section 8.9 and payment of the Reverse Termination Fee, but the Company shall not be entitled to obtain both (x) specific performance that results in the Closing occurring pursuant to Section 8.9 and (y) payment of the Reverse Termination Fee.

(e) Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Reverse Termination Fee, as applicable, is a penalty, but, is liquidated damages, in a reasonable amount that will compensate Parent or the Company, respectively, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. If the Company or Parent, as applicable, fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay for Parent’s, or Parent will also pay for the Company’s, as applicable, reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall

Street Journal (any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate) (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Reimbursement Obligations payable by Parent and Merger Sub, on the other hand, exceed $5,000,000 in the aggregate (the “Cap”).

Section 7.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (a) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders and (b) any amendment to this Section 7.4, Section 8.5 (Assignment), Section 8.7 (No Third-Party Beneficiaries), Section 8.8 (Governing Law), Section 8.10 (Consent to Jurisdiction), Section 8.12 (Waiver of Jury Trial) or Section 8.13 (Debt Financing Sources), in each case to the extent such amendment would affect the rights of a Debt Financing Sources Related Party under such Section, shall also be approved by the applicable Debt Financing Source on its own behalf or on the behalf of any applicable Debt Financing Sources Related Party. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall be responsible for and pay all costs and Expenses in connection with (i) the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement or (ii) the filings and notifications contemplated by Section 3.4(b) or Section 4.3(b). All transfer, stamp and documentary Taxes or fees and sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and the consummation of the Merger, shall be apportioned among Parent and the Company and in accordance with applicable local customs.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 7.2 (Effect of Termination), upon the termination of this Agreement pursuant to Section 7.1 (Termination), as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) and Section 5.9 (Employee Benefits).

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the date sent by e-mail (provided that the sender does not receive an automatic bounceback of non-delivery); or (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party as follows:

if to Parent or Merger Sub:

Metropolis Technologies, Inc.

1314 7th Street, 5th Floor

Santa Monica, CA 90401

Email: alex@metropolis.io; travis@metropolis.io

Attention: Alexander Israel; Travis Kell

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue New York, NY 10019

Email: sseidman@willkie.com; ldelanoy@willkie.com;

mmcdevitt@willkie.com

Attention: Steven A. Seidman

Laura L. Delanoy

Morgan D. McDevitt

if to the Company:

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, IL 60601

Email: mbaumann@spplus.com; rvig@spplus.com

Attention: G Marc Baumann

Ritu Vig, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Email: Shilpi.Gupta@skadden.com

Attention: Shilpi Gupta, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Houston, Texas 77002

Email: Eric.Otness@skadden.com

Attention: Eric Otness, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.2.

Section 8.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings. Words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Parent or Merger Sub (or words of similar import) include the documents posted to the VDR at least 24 hours prior to the date hereof. The word “or” is not exclusive.

Section 8.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 7.3(c) (Exclusive Remedy of Parent) and Section 7.3(d) (Exclusive Remedy of the Company) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, without such consent, (i) Parent may assign this Agreement after prior notice to the Company, to a wholly-owned subsidiary of Parent (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing) or (ii) on or after the Effective Time, Parent or Merger Sub may assign its respective rights under this Agreement to any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (however, such assignment will not relieve Parent or Merger Sub of its obligations hereunder); provided, further, that in the event Parent or Merger Sub assigns this Agreement pursuant to this Section 8.5, the Financing Commitments shall be modified as applicable to reflect such assignment (it being understood that any such assignment shall be null and void until such modifications are so made). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be null and void.

Section 8.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letter, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) from and after the Effective Time), (B) the Debt Financing Sources Related Parties under the Debt Financing of Parent and Merger Sub (with respect to Section 7.4 (Amendment), Section 8.5 (Assignment), this Section 8.7, Section 8.8 (Governing Law), Section 8.9 (Specific Performance), Section 8.10 (Consent to Jurisdiction), Section 8.12 (Waiver of Jury Trial) and Section 8.13 (Debt Financing Sources)) in each case to the extent such Section applies to the Debt Financing Sources Related Parties, (C) the Parent Related Parties (with respect to Section 7.3 (Termination Fee)), (D) the Company Related Parties (with respect to Section 7.3 (Termination Fee)) and (E) the holders of the Company Common Stock or Company Equity Awards (with respect to Article II (Effect of the Merger on Capital Stock; Exchange of Certificates) from and after the Effective Time), in each case are express third-party beneficiaries of this Agreement.

Section 8.8 Governing Law.

(a) This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources Related Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 8.9(b), the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement and the right of the Company to cause Parent to fully enforce the terms of the Equity Commitment Letter against the Equity Financing Sources, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity; provided that under no circumstances will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Termination Fee, the Reverse Termination Fee, or any monetary damages in lieu of specific performance); provided, further, that the Company’s termination of this Agreement triggering its right to receive the Reverse Termination Fee pursuant to Section 7.3(b) or its acceptance of all or any portion of the Reverse Termination Fee shall terminate any right of the Company to injunctive relief or specific performance hereunder. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b) Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Merger Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Merger Sub) (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then the Closing will occur.

(c) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the fifth (5th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 8.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and agrees: (i) that any proceeding, whether in Law or in equity, in contract, in tort, or otherwise, involving the Debt Financing Sources arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, including the performance of services thereunder or related thereto, will be subject to the exclusive jurisdiction of any state or federal court sitting in the state of New York in the borough of Manhattan and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such proceeding, to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone in bringing any such proceeding in any other court; (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court; and (iv) any such proceeding will be governed and construed in accordance with the Laws of the State of New York (except as otherwise specified in the Debt Commitment Letter), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of New York.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2 (Notices). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Financing Sources. Subject to the last sentence of this Section 8.13, the parties hereby agree that (a) no Financing Source or Debt Financing Sources Related Party shall have any liability hereunder (whether in contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any matter to this Agreement, the Financing, the Financing Commitments or otherwise, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 8.13 shall limit the liability of (x) the Debt Financing Sources from and after the effective time under the Debt Commitment Letter, the Fee Letters or the definitive debt documents executed in connection with the Debt Financing under any financing arrangement provided by the Debt Financing Sources to Parent, Merger Sub, or any of their respective Affiliates, or (y) the Equity Financing Sources under the Equity Commitment Letter) and (b) only Parent and its Affiliates at their respective direction shall be permitted to bring any Action against any Financing Source in its capacity as a Financing Source in connection with or related in any matter to this Agreement, the Financing Commitments, the Fee Letters or otherwise, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. This Section 8.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify (i) the rights and obligations of Parent or Merger Sub (or their permitted assignees) under the Debt Commitment Letter or the Equity Commitment Letter, (ii) the rights of the Company under this Agreement, the Equity Commitment Letter or the Guarantees or (iii) the liability of Parent or Merger Sub (or their permitted assignees) under this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

METROPOLIS TECHNOLOGIES, INC.

By:	/s/ Alexander Israel
Name: Alexander Israel
Title: Chief Executive Officer

SCHWINGER MERGER SUB INC.

By:	/s/ Alexander Israel
Name: Alexander Israel
Title: Chief Executive Officer

SP PLUS CORPORATION

By:	/s/ G Marc Baumann
Name: G Marc Baumann
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix A

Definitions

“Action” shall mean any claim, demand, action, suit or proceeding.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 2.1(a) or in respect of Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.5(c)(ii).

“Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than Parent, Merger Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

“Alternative Financing” shall have the meaning set forth in Section 5.10(c).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.5(c).

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.5(f).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Chicago, Illinois or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Cap” shall have the meaning set forth in Section 7.3(e).

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“CBA” shall have the meaning set forth in Section 3.13(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3(a).

“Certificates” shall have the meaning set forth in Section 2.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 5.5(c)(i).

“Clean Team Agreement” shall mean the clean team addendum to the Confidentiality Agreement dated July 6, 2023 between Parent and the Company.

“Client Facility Property” shall mean the real property subject to or related to a Company Facility Contract, including the improvements thereon.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.9(g).

“Company Aviation Agreement” shall mean a Contract pursuant to which the Company provides services to customers operating in the aviation industry.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment, consulting bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control, employee loan, and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and including any related forms of award agreements), in each case, (i) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries for the benefit of current or former directors, officers or employees of, or consultants or other service providers to, the

Company or its Subsidiaries (or any of their respective covered dependents), or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability, other than (A) a Multiemployer Plan, (B) any other employee benefit plan that is sponsored or maintained by a labor organization or other unrelated third party or (C) a plan that is sponsored and maintained by a Governmental Authority.

“Company Bylaws” shall have the meaning set forth in Section 3.1(a).

“Company Charter” shall have the meaning set forth in Section 3.1(a).

“Company Common Stock” shall have the meaning set forth in Section 2.1(a).

“Company Debt” shall have the meaning set forth in Section 5.12.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 5.1(e).

“Company Equity Awards” shall mean, collectively, the Company RSUs and the Company PSUs.

“Company Equity Plan” shall mean the Company’s Long-Term Incentive Plan, as amended and restated.

“Company Facility Contract” means a management contract or lease, sublease or license which grants to the Company or any of its Subsidiaries the right to operate, lease, sublease, license or occupy a parking, aviation or other client facility, or other Contract related to the provision of services to clients of the Company or its Subsidiaries, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof.

“Company Material Adverse Effect” shall mean any change, event, effect, circumstance or development which, individually or in the aggregate (a) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, circumstances or developments which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, circumstance or development generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any

COVID Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom; (vi) any action taken required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any matter described in the Company Disclosure Letter solely to the extent described therein or reflected in the Company SEC Documents, except, in the case of the foregoing clause (i), (ii), (iii) or (iv) to the extent (and only to the extent) that such change, event, effect, circumstance or development affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other Persons in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 3.16(a).

“Company Owned IP” shall have the meaning set forth in Section 3.14(b).

“Company Permits” shall have the meaning set forth in Section 3.5(a).

“Company PSU” shall mean each outstanding performance stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 2.3(b).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 7.3(c).

“Company RSU” shall mean each outstanding restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 2.3(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Securities” shall have the meaning set forth in Section 3.2(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 3.3(a).

“Company Surety Bonds” shall mean the deposits, letters of credit, performance bonds and surety bonds (and all such similar undertakings, including bid bonds) posted in connection with the operations of the Company and its Subsidiaries.

“Confidentiality Agreement” shall mean the confidentiality agreement dated May 2, 2023 between Parent and the Company.

“Consent” shall have the meaning set forth in Section 3.4(b).

“Contingency Plan” shall mean a contingency plan implemented by the DOJ or FTC in the event of a lapse of appropriations.

“Contingency Plan Days” shall mean (i) the aggregate number of days that a Contingency Plan is in effect on or after the Contingency Plan Trigger Date, whether or not consecutive, minus (ii) fifteen (15).

“Contingency Plan Trigger” shall mean that a Contingency Plan has been in effect for a period of at least fifteen (15) days in the aggregate, whether or not consecutive, beginning on or after the Contingency Plan Trigger Date.

“Contingency Plan Trigger Date” shall mean November 4, 2023.

“Continuation Period” shall have the meaning set forth in Section 5.9(a).

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“Contract” shall mean any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, arrangement or understanding (whether oral or written).

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Data Protection Laws” shall have the meaning set forth in Section 3.14(h).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.8(a).

“Debt Financing” shall have the meaning set forth in Section 4.8(a).

“Debt Financing Sources” shall mean the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter on the date hereof and any joinder agreements (subject to the consent of the Company as provided in Section 5.10), indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Parties” shall mean the Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns.

“Debt Payoff Amount” shall have the meaning set forth in Section 5.12.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 2.5.

“Divestiture Action” shall have the meaning set forth in Section 5.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(e).

“Environmental Laws” shall mean all Laws relating to (a) pollution or the protection, restoration or remediation of, or prevention of harm to, the environment, including natural resources, (b) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, processing, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, (d) the transport or handling, use, presence, generation, treatment, incineration, landfilling, milling, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials or (e) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“Equity Commitment Letter” shall have the meaning set forth in Section 4.8(a).

“Equity Financing” shall have the meaning set forth in Section 4.8(a).

“Equity Financing Sources” shall have the meaning set forth in Section 4.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean, for any Person, each entity, trade or business, whether or not incorporated, that, together with such Person, is, or at the relevant time would be, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Excluded Shares” shall have the meaning set forth in Section 2.1(a).

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of November 30, 2018, as amended through and including the Fifth Amendment dated as of April 21, 2022, among the Company, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 5.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Export Control Laws” shall have the meaning set forth in Section 3.5(d).

“Extended Termination Date” means October 4, 2024; provided, however, that if a Contingency Plan Trigger has occurred, Parent shall have the option to provide that the Extended Termination Date shall be the date that is the number of Contingency Plan Days after October 4, 2024; provided, that in no event shall the Extended Termination Date be later than January 4, 2025.

“FCPA” shall have the meaning set forth in Section 3.5(c).

“Fee Letters” shall have the meaning set forth in Section 4.8(a).

“Financing” shall have the meaning set forth in Section 4.8(a).

“Financing Commitments” shall have the meaning set forth in Section 4.8(a).

“Financing Sources” shall have the meaning set forth in Section 4.8(a).

“Funding Obligations” shall have the meaning set forth in Section 4.8(b).

“Funds” shall have the meaning set forth in Section 4.8(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission or any court, tribunal or judicial body.

“Grant Date” shall have the meaning set forth in Section 3.2(e).

“Guarantees” shall have the meaning set forth in the Recitals.

“Guarantors” shall mean Eldridge Industries, LLC, a Delaware limited liability company, and Security Benefit Life Insurance Company, a Kansas stock insurance company.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos or asbestos containing materials, lead or lead-containing materials, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean (a) patents, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing) (“Patent Rights”); (b) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and similar designations of source or origin, in each case together with all goodwill associated with any of the foregoing, and all registrations and applications for registration related to any of the foregoing (“Trademark Rights”); (c) copyrights, mask works (including any registrations, applications and renewals for any of the foregoing) and moral rights (“Rights Under Copyright”); (d) rights associated with the registration, ownership, or use of any internet domain name, together with any rights in such internet domain name and any account associated therewith (“Internet Domain Names”); (e) confidential know-how, proprietary processes, formula, algorithms, models, methodologies, inventions, discoveries, research and development, compositions, technical data, procedures, designs, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all other similar intellectual property rights which subsist in any part of the world; and (g) all tangible embodiments of the foregoing.

“Intentional Breach” means, with respect to any representation, warranty, agreement, covenant or obligation in this Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, covenant or obligation.

“Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the board of directors of the Company as of the date of this Agreement, or if known or reasonably foreseeable to the board of directors of the Company as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the board of directors of the Company as of the date of this Agreement; provided that the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal shall not be deemed to be an Intervening Event hereunder.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall mean all Software, computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, including associated user manuals and other related documentation owned, licensed, leased or used by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: G. Marc Baumann, Jeffrey Eckerling, Connie Jin, Colleen Kozak, Kristopher Roy and Christopher Sherman; and (ii) for Parent: Peter Fisher, Courtney Fukuda, Samuel Hamilton, Alexander Israel and Travis Kell.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), statutes, rules, regulations and ordinances promulgated by any Governmental Authority, including any COVID Measures.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Material Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Material Real Property Lease” is set forth in Section 3.17(b).

“Maximum Amount” shall have the meaning set forth in Section 5.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Morgan Stanley” shall have the meaning set forth in Section 3.20.

“Multiemployer Plan” shall mean each “multiemployer plan” (within the meaning of Section 3(37) of ERISA) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any liability.

“NASDAQ” shall have the meaning set forth in Section 3.4(b).

“New Debt Commitment Letter” shall have the meaning set forth in Section 5.10(c).

“New Plans” shall have the meaning set forth in Section 5.9(b).

“Old Plans” shall have the meaning set forth in Section 5.9(b).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 5.9(g).

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” shall mean all of Parent’s and its Affiliates’ reasonably documented out-of-pocket fees and expenses incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(d).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.2(a).

“Payoff Letter” shall have the meaning set forth in Section 5.12.

“Permitted Liens” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges, assessments or claims of payment not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, that are incurred in the ordinary course of business, that are incurred not in violation of Section 5.1 or that have otherwise been disclosed to Parent in writing, (c) any Liens, matters or other imperfections of title, if any, that individually or in the aggregate, do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) rights of tenants and other parties in possession, (e) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority having jurisdiction over such real property and that are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (f) Liens disclosed on existing title reports or existing surveys or which would be shown on any current title report or current survey performed by Parent as of the date hereof, (g) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’, landlord’s and similar Liens incurred in the ordinary course of business or arising by operation of law, each of which are not otherwise material (or otherwise not yet due and payable) and for which adequate reserves have been established, (h) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (i) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and rights, licenses and leases in respect of oil, gas, mineral and any mining reservations that individually or in the aggregate do not materially impair the current use of the applicable real property, (j) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (k) Liens resulting from securities Laws, (l) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, (m) Liens created by (or at the request of) Parent, Merger Sub or any of their respective Affiliates and (n) Liens that will be removed prior to or at the Closing.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” shall have the meaning set forth in Section 3.14(h).

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Proprietary Software” shall mean all Software included in the Company Owned IP.

“Proxy Statement” shall have the meaning set forth in Section 3.7.

“Qualifying Transaction” shall have the meaning set forth in Section 7.3(a)(i).

“Real Property Lease” shall have the meaning set forth in Section 5.1(o).

“Registered Intellectual Property” shall mean any and all Company Owned IP which consists of (i) Patent Rights, (ii) applications or registrations of any Trademark Rights, (iii) applications or registrations of any Rights Under Copyright and (iv) Internet Domain Names.

“Reimbursement Obligations” shall have the meaning set forth in Section 5.11.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean customary information reasonably required for the preparation by Parent of the pro forma financial information identified in paragraph 6 of Exhibit C of the Debt Commitment Letter, dated as of the date of this Agreement.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 3.19.

“Reverse Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Sanctions Laws” shall have the meaning set forth in Section 3.5(e).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 1.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Software” shall mean all (i) computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), (ii) Application Programming Interfaces (APIs); (iii) assemblers and compilers; (iv) data files, (v) software libraries; (vi) device drivers; (vii) databases and database schema and compilations (including any and all data and collections of data, whether machine readable or otherwise), (viii) all programming notes, flow-charts and other work product used to design and develop any of the foregoing, and (ix) documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” shall have the meaning set forth in Section 4.12.

“Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the board of directors of the Company considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(c)(ii), any breakup fees, Expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing. Reference to “this Agreement,” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by Parent to the Company in writing pursuant to Section 5.5(c)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Coverage” shall have the meaning set forth in Section 5.6(c).

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, customs, levies, duties, tariffs, imposts, and other assessments, however denominated, imposed by any Governmental Authority, including, without limitation, all income, franchises, windfall, profits, gross receipts, environmental, property, sales, use, value added, goods and services, capital stock, gains, withholding, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, registration, alternative or add-on minimum, estimated, net worth, excise, severance, ad valorem, stamp, transfer, occupation or other taxes, charges, fees, customs, levies, duties, tariffs, imposts, and other assessments of the same or of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claim for refund or amended return.

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 7.3(a).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“VDR” means any electronic data room for “Project Spark” or “Spark” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Spark”.